UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2023

Core Scientific, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40046	86-1243837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Barton Springs Road, Suite 300 Austin, Texas	78704
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 402-5233

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CORZQ	*
Warrants, exercisable for shares of common stock	CRZWQ	*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

*	The registrant’s common stock and warrants began trading exclusively on the OTC Pink Marketplace on January 3, 2023 under the Symbols “CORZQ” and “CRZWQ,” respectively.

Item 1.01	Entry into a Material Definitive Agreement

As previously announced, on December 21, 2022, Core Scientific, Inc. (the “Company”) and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions (the “Core Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Core Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Debtors continue to operate their business and manage their properties as “debtors-in-possession” under the jurisdiction of the Core Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Core Bankruptcy Court. Additional information about the Core Chapter 11 Cases, including access to Court documents, is available online at cases.stretto.com/CoreScientific/, a website administered by Stretto, Inc., a third-party bankruptcy claims and noticing agent. The information on this web site is not incorporated by reference into, and does not constitute part of, this Form 8-K.

Also, as previously disclosed, in July 2022, Celsius Mining LLC (“Celsius”), along with its parent company and certain affiliates, filed voluntary petitions (the “Celsius Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Celsius Bankruptcy Court”) under the Bankruptcy Code. Celsius was one of the Company’s largest host-mining customers. Prior to the Celsius Chapter 11 Cases, Celsius paid the Company certain pass-through tariffs payments (the “PPT Charges”) invoiced to Celsius pursuant to the Master Services Agreements between Celsius and the Company (the “Celsius Contracts”). After commencing the Celsius Chapter 11 Cases, Celsius refused to pay all PPT Charges the Company invoiced to Celsius; Celsius and the Company have since filed competing motions, pleadings, and proofs of claims and have engaged in protracted litigation, discovery, and mediation.

On September 14, 2023, the Debtors and Celsius entered into a settlement memorialized through a purchase and sale agreement (the “PSA”). The PSA provides that in exchange for a total purchase price of $45 million from Celsius, subject to certain conditions set forth in the PSA, the Debtors will (i) sell the Company’s Ward County, Texas bitcoin mining data center site (the “Cedarvale Facility”) and certain related assets to Celsius (collectively, the “Purchased Assets”), (ii) grant Celsius a perpetual, non-transferable (except as described in Section 14 of the PSA), non-exclusive limited license to use the Licensed Materials solely as and to the extent necessary to finish construction and development of the Cedarvale Facility, develop and construct mining facilities similar to the Improvements on other properties owned or leased by Celsius, and operate all of the foregoing, (iii) assume and assign certain executory contracts to Celsius and (iv) unequivocally, fully, irrevocably and forever release certain claims against Celsius asserted by the Company in connection with the Celsius Chapter 11 Cases and Core Chapter 11 Cases.

The $45 million purchase price to be paid by Celsius includes a cash payment of $14 million and a full and final release, satisfaction in full and expungement of all claims by Celsius against the Debtors related to the Celsius Contracts.

Celsius’ claims in the Core Bankruptcy Court against the Debtors arising under or related to the Secured Convertible Note Purchase Agreement, dated April 19, 2021, by and among, inter alia, the Company (as successor to Core Scientific Holding Co.), as issuer, and the purchasers of the notes issued thereunder, are not part of the settlement and remain outstanding.

If Celsius fails or refuses to perform any of the covenants or agreements under the PSA on or before the Closing Date and such failure is incapable of being cured within thirty (30) days following Celsius’ receipt of written notice of breach from the Company or the Outside Date, the Company may either terminate the PSA, pursue a remedy for specific performance of Celsius’ obligations to require Celsius to purchase the Purchased Assets or to otherwise perform actions required of Celsius thereunder. If the Company fails or refuses to perform any of the covenants or agreements under the PSA on or before the Closing Date and such failure is incapable of being cured within thirty (30) days following the Company’s receipt of written notice of breach from Celsius or the Outside Date, Celsius may either terminate the PSA, pursue a remedy for specific performance of the Company’s obligations to require the Company to sell the Purchased Assets or to otherwise perform actions required of the Company thereunder.

The settlement contemplated by the PSA is subject to, among other things, the approval of the Core Bankruptcy Court and the Celsius Bankruptcy Court.

The foregoing description of the PSA does not purport to be complete and is qualified in its entirety by the full text of the PSA, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Capitalized terms used but not defined herein have the meanings ascribed to them in the PSA.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Purchase and Sale Agreement, by and between Core Scientific Operating Company and Celsius Mining LLC, dated September 14, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Scientific, Inc.

Date: September 20, 2023	By:	/s/ Todd M. DuChene
	Name:	Todd M. DuChene
	Title:	Chief Legal Officer and Chief Administrative Officer